Exhibit 10.16

AMENDED AND RESTATED

AGREEMENT OF PURCHASE AND SALE

by and among

CV COLISEUM BUILDING, LLC

CV COLISEUM LEASE 1, LLC and

CV COLISEUM LEASE 2, LLC

as Seller,

and

SERIES C, LLC

as Buyer

TABLE OF CONTENTS

Section		Page

1.	Definitions	-1-

2.	Agreement to Purchase and Sell; Deposit	-3-

3.	Property	-7-

4.	Documents Furnished by Seller; Confidentiality	-8-

5.	Title	-8-

6.	Buyer’s Inspection of the Property	-9-

7.	Representations and Warranties	-12-

8.	Buyer’s Conditions to Closing	-16-

9.	Closing	-18-

10.	Adjustments and Prorations	-21-

11.	Expenses	-24-

12.	Risk of Loss; Casualty and Eminent Domain	-25-

13.	Broker	-26-

14.	Management of the Property Prior to Closing; Exclusivity	-26-

15.	Defaults	-27-

16.	Notices	-28-

17.	Assignment	-30-

18.	Limitation of Liability	-30-

19.	General Provisions	-31-

20.	Post-Closing Obligations	-33-

-i-

EXHIBITS

A-1	–	Legal Description of One Coliseum Centre
A-2	–	Legal Description of Two Coliseum Centre
B	–	Escrow Agreement
C	–	Schedule of Leases
D	–	Schedule of Service Contracts
E	–	Review Materials
F	–	Blanket Transfer, Assignment, and Bill of Sale
G	–	Lease Assignment
H	–	Estoppel Certificates
I	–	Deed
J	–	Assignment and Assumption of Ground Lease
K	–	Assignment of Service Contracts
L	–	Assignment of Escrow Agreements
M	–	Post Closing Holdback/Escrow Agreement
N	–	Approved Title Policy
O	–	CC&Rs
P	–	Parking Deck Punch-List

SCHEDULES

Schedule 2.1.3	Roof Installation Construction Contracts

Schedule 2.1.4	Chiller Installation Construction Contract

Schedule 7.1.6	Unfinished Landlord Work, Undisbursed Allowances, and Unpaid Leasing Commissions

Schedule 7.1.7	Schedule of Agreements with Coliseum Transfer Inc. regarding Existing Leases

-ii-

AMENDED AND RESTATED

AGREEMENT OF PURCHASE AND SALE

THIS AMENDED AND RESTATED AGREEMENT OF PURCHASE AND SALE (this “Agreement”) made as of the 22nd day of October, 2012, by and among CV COLISEUM BUILDING, LLC, a Delaware limited liability company (“Coliseum Building”), CV COLISEUM LEASE 1, LLC, a Delaware limited liability company (“Coliseum Lease 1”), and CV COLISEUM LEASE 2, LLC, a Delaware limited liability company (“Coliseum Lease 2”) (collectively, “Seller”) and SERIES C, LLC, an Arizona limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell and convey the Property (as defined in Section 3 herein) to Buyer and Buyer desires to purchase and acquire the Property from Seller, upon the terms and subject to the conditions hereinafter set forth.

WHEREAS, Buyer and Seller previously entered into that certain Agreement of Purchase and Sale dated as of July 3, 2012, as amended by that certain First Amendment to Agreement of Purchase and Sale dated as of August 3, 2012 (collectively, the “Original Agreement”). This Agreement is an amendment and restatement of the terms and conditions of the Original Agreement as amended hereby, and the Original Agreement is hereby superseded in all respects by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Definitions.

The following words and terms, when used in this Agreement, shall have the respective meanings ascribed to them below unless the context otherwise requires:

“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over the Property or any portion thereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

“Environmental Laws” means all federal, state, local and municipal environmental laws (including, without limitation, principles of common law), rules, statutes, directives, binding

Schedule 7.1.7

written interpretations, binding written policies, ordinances and regulations issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Property or any portion thereof, or the development, use, ownership, occupancy or operation of the Property or any portion thereof, and as same have been amended, modified or supplemented from time to time prior to and are in effect as of the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), comparable state and local laws, and any and all rules and regulations which are in effect as of the date of this Agreement under any and all of the aforementioned laws.

“Coliseum Centre Office Park” means the real property, on which six (6) office buildings have been developed, together with one undeveloped parcel, with the following addresses: 2300 Yorkmont Road, Charlotte, NC 28217, 2400 Yorkmont Road, Charlotte, NC 28217, 2550 West Tyvola Road, Charlotte, NC 28217, 2730 West Tyvola Road, Charlotte, NC 28217, 2810 Coliseum Centre Drive, Charlotte, NC 28217, 2815 Coliseum Centre Drive, Charlotte, NC 28217, and 2730 Coliseum Centre Drive, Charlotte, NC 28217.

“Real Property” means, collectively, the following:

(i) that certain approximately 7.78 acre parcel of land more fully described in Exhibit A-1 attached hereto (“One Coliseum Centre Land”) owned by Coliseum Lease 1 having an address of 2300 Yorkmont Road, Charlotte, NC 28217, together with all buildings, and other improvements located thereon, including without limitation the office building known as “One Coliseum Centre” and a portion of the Parking Deck described in Section 20.2, which land and improvements are leased by Coliseum Lease 1 to Coliseum Building pursuant to that certain Ground Lease Agreement originally by and between the City of Charlotte and Lincoln Property Company No. 2072, Ltd., dated April 17, 1989, as amended and assigned (the “One CC Ground Lease,” with the leasehold estate created thereby being herein referred to as the “One CC Leasehold Estate”); and

(ii) that certain approximately 7.28 acre parcel of land more fully described in Exhibit A-2 attached hereto (“Two Coliseum Centre Land”) owned by Coliseum Lease 2 having an address of 2400 Yorkmont Road, Charlotte, NC 28217, together with all buildings and other improvements located thereon, including without limitation the office building known as “Two Coliseum Centre” and a portion of the Parking Deck described in Section 20.2, which land and improvements are leased by Coliseum Lease 2 to Coliseum Building pursuant to that certain Ground Lease Agreement originally by and between the City of Charlotte and Lincoln Property Company No. 2072, Ltd., dated May 9, 1994, as amended and assigned (the “Two CC Ground Lease,” with the leasehold estate created thereby being herein referred to as the “Two CC Leasehold Estate”).

“Monetary Encumbrance” means a deed of trust or UCC Financing Statement encumbering the Property or a mechanic’s or materialmen’s lien or other encumbrance securing the payment in the aggregate of a readily ascertainable sum of money due in connection with work performed by or at the direction of Seller.

2. Agreement to Purchase and Sell; Deposit.

2.1 Agreement to Purchase and Sell. Subject to and upon the terms and conditions contained in this Agreement, Seller agrees to sell and convey the Property (as hereinafter defined) to Buyer and Buyer agrees to purchase the Property from Seller for a total purchase price of Forty Two Million One Hundred Seventy One Thousand and 00/100 Dollars ($42,171,000.00) (the “Purchase Price”). Buyer may allocate the Purchase Price between One Coliseum Centre Land (and the One CC Leasehold Estate), and the Two Coliseum Centre Land (and the Two CC Leasehold Estate) for its accounting needs and shall communicate allocations to Seller prior to the date that is fifteen (15) days prior to the Closing Date; Buyer acknowledges that such allocation is needed to be recited on the conveyance deed(s) for excise tax and recording purposes.

2.1.1 Elevator Modernization Credit. Buyer shall receive a credit against the Purchase Price at Closing in an amount of $335,000.00 for future elevator modernization at the Property.

2.1.2 Compass Stub Rent. In the event Compass (as hereinafter defined) has not commenced paying rent under its Lease for Suite 170 (“Suite 170”) in One Coliseum Centre on the Closing Date, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to (i) One Hundred Forty Nine and 42/100 Dollars ($149.42), which is the per diem base rent and the allocable pro-rata share of real estate taxes, insurance, common area maintenance charges reimbursable to the landlord for Suite 170 under the Compass Lease multiplied by (ii) the number of calendar days between (a) the Closing Date, and (b) the scheduled rent commencement date for Suite 170 under the Compass Lease.

2.1.3 Roof Installation. Seller has agreed to install, at Seller’s sole cost and expense, new roofs on the office buildings located on the One Coliseum Centre Land and Two Coliseum Center Land (collectively, the “Roof Installation”) in accordance with the scope of work outlined in the proposal dated October 5, 2012 attached hereto as Schedule 2.1.3 and all applicable governmental requirements. If as of Closing, Seller has not completed the Roof Installation, Seller shall fund into escrow with the Escrow Agent an amount equal to 125% of the cost necessary to complete the Roof Installation (the “Roof Escrow”) to be held and disbursed as more particularly described in the Post-Closing Holdback/Escrow Agreement, the form of which is attached hereto as Exhibit M. The Roof Installation shall be deemed completed upon Seller’s delivery of the following documents and materials to Buyer: (i) a certificate from the installing contractor or engineer that the Roof Installation was completed in accordance with the scope of work and the construction contract related thereto, (ii) evidence of payment of all costs in connection with the Roof Installation, including copies of final lien waivers from the contractor and all subcontractors involved in the performance of such work; and (iii) all warranties and guaranties relating to the Roof Installation issued or transferred to Buyer.

The provisions of this Section 2.1.3 shall survive Closing.

2.1.4 Chiller Installation. Seller has agreed to install, at Seller’s sole cost and expense, a new Chiller at the office building located on the Two Coliseum Centre Land (the “Chiller Installation”) in accordance with the scope of work outlined in the proposal dated September 28, 2012 attached hereto as Schedule 2.1.4 and all applicable governmental requirements. If as of Closing, Seller has not completed the Chiller Installation, Seller shall fund into escrow with the Escrow Agent an amount equal to 125% of the cost necessary to complete the Chiller Installation (the “Chiller Escrow”) to be held and disbursed as more particularly described in the Post-Closing Holdback/Escrow Agreement, the form of which is attached hereto as Exhibit M. The Chiller Installation shall be deemed completed upon Seller’s delivery of the following documents and materials to Buyer: (i) a certificate from the installing contractor or engineer that the Chiller Installation was completed in accordance with the scope of work and the construction contract related thereto, (ii) evidence of payment of all costs in connection with the Chiller Installation, including copies of final lien waivers from the contractor and all subcontractors involved in the performance of such work; and (iii) all warranties and guaranties relating to the Chiller Installation issued or transferred to Buyer.

The provisions of this Section 2.1.4 shall survive Closing.

2.1.5 Earn Out Escrow. At Closing, in addition to payment of the Purchase Price, Buyer will fund into an escrow with Escrow Agent the amount of $1,073,928.56 (“Earn Out Escrow”) to be held and applied pursuant to an agreement (an “Earn Out Escrow Agreement”) among Buyer, Seller and Escrow Agent, consistent with the following terms.

(a) The parties acknowledge that the Property consists of tax parcels having lot ID numbers 14327302B, 14327302A, 14327301B, and 14327301A (the “Tax Parcels”). Buyer has estimated the real estate taxes component of the Base Year Basic Costs (as such term is defined in the Compass Leases) for Compass (as defined in Section 20.2) under the Compass Leases (as defined in Section 20.2 hereof) for calendar year 2013 will be $75,175 higher than the current 2011 Base Year Basic Cost RE Tax (as defined below) once the value of the parking garage is taken into account because of the construction of the parking garage on the Property. Buyer and Seller have agreed that to the extent such estimate is too high and the tax component of the Base Year Basic Costs does not increase by that amount as a result of such parking garage construction, then Seller shall be entitled to additional purchase price, not to exceed $1,073,928.56, to be calculated and paid as set forth in this Section 2.1.5.

(b) The following terms used in this Section 2.1.5 have the following meanings:

(i) “2011 Base Year Basic Cost RE Tax” means $470,901, which is the 2011 real estate taxes used in the calculation of the Base Year Basic Cost under the Compass Leases. Such figure is based on a letter dated March 26, 2012 from the property manager (CBRE) to Compass, which established base year taxes at $246,353 and $224,548, for a total of $470,901.

(ii) “Final Revised Base Year Basic Cost RE Tax” means the 2011 Base Year Basic Cost RE Tax that has been “Grossed Up” per the requirements of the

Compass Leases, (e.g., in Section 7.1 of the Compass Leases) to reflect the taxes related to the parking garage, by mutual agreement between Seller and Compass pursuant to this Section 2.1.5.

(c) The Escrow Agent will release funds from the Earn Out Escrow the earlier of either (i) the date that is the later of (A) twelve months following Closing and (B) the date on which the appeal permitted under subsection 2.1.5(d) below is completed (such later date, the “Outside Date”), or (ii) upon written instruction from Buyer and Seller following determination of the Final Revised Base Year Basic Cost RE Tax, as more particularly provided below:

(i) The parties anticipate that after Closing, either Buyer or Seller will receive from the applicable taxing authority the projected 2013 ad valorem property taxes for the Tax Parcels, which projection may identify what portion of the assessed value is attributable to the parking garage (the “2013 RE Tax Estimate”).

(ii) When either Seller or Buyer receives the 2013 RE Tax Estimate it shall promptly provide a copy thereof to the other party. Thereafter Seller may pursue the appeal contemplated by Section 2.1.5(d) below, and shall, either prior to, during or following such appeal, use good faith efforts to work with Compass to reach agreement on the Final Revised Base Year Basic Cost RE Tax. Upon mutual agreement between the Seller and Compass on the Final Revised Base Year Basic Cost RE Tax, as evidenced by written acknowledgement signed by Compass reflecting such amount and the final “Gross-Up” for the Base Year Basic Costs, Seller shall provide written notice to Escrow Agent of such fact and Escrow Agent shall promptly thereafter disburse to Buyer an amount equal to the product of (a) the difference between Final Revised Base Year Basic Cost RE Tax less the 2011 Base Year Basic Cost RE Taxes, divided by (b) 7%, such product is herein called the “Buyer Adjustment”. In addition, Escrow Agent shall disburse to Buyer an amount equal to the product of (x) the Buyer Adjustment multiplied by (y) the number of days between Closing and the date the Buyer Adjustment was disbursed by Escrow Agent to Buyer, divided by 365 days, multiplied by (z) 7%, such product is herein called the “Buyer Escrow Carry Payment”.

(ii) Escrow Agent shall disburse to the Seller any funds remaining in the Earn Out Escrow after paying Buyer the Buyer Adjustment and the Buyer Escrow Carry Payment.

(iii) Under all circumstances, (a) if the Buyer Adjustment is negative then Seller will receive the entire Earn Out Escrow, and (b) if the Buyer Adjustment is greater than the Earn Out Escrow, and/or the Buyer Adjustment and the Buyer Escrow Carry Payment exceeds the Earn Out Escrow, then Seller shall pay to Buyer any portion of the Buyer Escrow Carry Payment that exceeds the amount (if any) remaining in the Earn Out Escrow after payment of the Buyer Adjustment, such payment to be made by Seller within three (3) days following

Escrow Agent’s disbursement of the Buyer Adjustment to Buyer; provided, in no event will the Buyer Adjustment exceed $1,073,928.56.

(iv) For the purposes of illustration: Assuming a Final Revised Base Year Basic Cost RE Tax of $500,901 and disbursement to Buyer thirty (30) days after Closing, the Buyer Adjustment would be: [($500,901—470,901)]/.07 = [$30,000]/.07 = $428,571.42; and the Buyer Escrow Carry Payment would be: $428,571.42 x 30 days/365days x 7% = $2,465.75. In this event Escrow Agent would release $431,037.17 to the Buyer as the Buyer Adjustment and the Buyer Escrow Carry Payment and would release the remaining escrow balance of $642,891.39, ($1,073,928.56 -$431,037.17), to Seller.

(v) On the Outside Date, as reasonably confirmed by Seller, Escrow Agent shall disburse to the Buyer any funds remaining in the Earn Out Escrow.

(d) Tax Appeals.

(i) Seller may, at its option and prior to negotiating and/or finalizing the Final Revised Base Year Basic Cost RE Tax with Compass, elect, at Seller’s own cost, to appeal the 2013 RE Tax Estimate, and Buyer hereby grants Seller all authority necessary therefor. In addition, Buyer shall fully cooperate as reasonably necessary for Seller to undertake and continue any such appeals. Seller shall have until thirty (30) days after the Outside Date to complete the determination of the Final Revised Base Year Basic Cost RE Tax.

The provisions of this Section 2.1.5 shall survive Closing.

2.2 Deposit; Payment of Purchase Price.

2.2.1 Deposit. Within three (3) Business Days from the Effective Date (as defined in Section 19.17), Buyer shall pay a good faith deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Deposit”), by wire or intra-bank transfer of immediately available funds, to Chicago Title Insurance Company (the “Escrow Agent”) having an office at Chicago Title of North Carolina, 200 South Tryon Street, Suite 800, Charlotte NC 28202, Attn: M. Scott Mansfield, Esq. Escrow Agent shall give prompt written confirmation to Seller of Escrow Agent’s receipt of any and all portions of the Deposit.

2.2.2 Generally. If the Deposit is not paid when due, Seller shall have the right, at its option, to terminate this Agreement. The Deposit constitutes a deposit to be applied, subject to the provisions of this Agreement, toward the payment of the Purchase Price. The Deposit shall be invested and disbursed by Escrow Agent in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit B the (“Escrow Agreement”) and to be executed by Seller, Buyer and the Escrow Agent. All interest earned on the Deposit shall be paid to the party entitled to receive the Deposit. Buyer shall pay Seller by wire transfer of federal funds at the Closing (hereinafter defined) an amount (the “Closing Payment”) equal to (i) the Purchase Price, (ii) plus or minus net adjustments and prorations provided for in this Agreement, and (iii) minus the Deposit. The Deposit shall be disbursed by Escrow Agent to Seller at the Closing.

2.2.3 Refundable/Non-Refundable.

(a) A portion of the Deposit in the amount of $100.00 shall be deemed non-refundable to Buyer (and earned by Seller) when paid to Escrow Agent, which the parties acknowledge is good and sufficient consideration for this Agreement.

(b) The Deposit shall be non-refundable to Buyer, except as otherwise provided in this Agreement.

3. Property.

The property to be sold and purchased pursuant to this Agreement (the “Property”) shall include all of Seller’s right, title and interest in and to the Real Property, whether in fee simple or leasehold interests pursuant to the One CC Ground Lease and the Two CC Ground Lease, together with all right, title and interest of Seller, if any, in and to the following, to the extent that the same apply exclusively to the use or operation of the Real Property:

3.1 all easements, rights of way, privileges, licenses, appurtenances and other rights and benefits running with the Real Property;

3.2 all fixtures, machinery, equipment and other tangible personal property owned by Seller (but not by other tenants of the Property) and attached and appurtenant to, located on, or forming part of, the Real Property (the “Personal Property”);

3.3 Seller’s interest, as landlord, in (i) all currently existing leases, tenancy agreements, or occupancy agreements for space within the buildings located on the Real Property (the “Existing Leases”), as listed in the Schedule of Leases attached hereto as Exhibit C (the “Schedule of Leases”), (ii) such additional leases, tenancy agreements, or occupancy agreements for portions of the Real Property as may be entered into by Seller prior to the Closing in accordance with Section 14 (the “Additional Leases”, and collectively with the Existing Leases, the “Leases”), (iii) all security deposits and advance payments paid or delivered to Seller under the Existing Leases and the Additional Leases, and (iv) each guaranty, if any, of any tenant’s duties and obligations under any Lease;

3.4 all service, utility, maintenance and other contracts and agreements affecting the operation of the Real Property and listed in Exhibit D attached hereto (collectively, the “Service Contracts”). Notwithstanding any of the foregoing to the contrary, Seller shall terminate, effective as of the Closing Date, all existing management and leasing agreements with respect to the Property to which Seller is a party. Buyer acknowledges that some or all of the Service Contracts cover the Property as well as other properties in the Coliseum Centre Office Park. During the term of this Agreement Seller shall use good faith commercially reasonable efforts to separate such Service Contracts with respect to the Property. If Seller is unable to separate any such Service Contracts, then Buyer and Seller shall cooperate to separate such Service Contracts following Closing and shall prorate the payment obligations under each Service Contract until the termination, expiration, or separation thereof, with such proration based on rentable square footage of the buildings covered by the applicable Service Contract. The foregoing terms shall survive the Closing.

3.5 all consents, authorizations, variances, licenses, permits and certificates of occupancy, if any, issued by any Authorities with respect to the Real Property (the “Approvals”); and

3.6 all intangible personal property, if any, owned by Seller and related solely to the Real Property and Personal Property, including, without limitation, all warranties and guarantees; all logos, trade or business names and telephone numbers; all plans, drawings and specifications; and all lease files and tenant correspondence relating to the Leases (collectively, the “Intangibles”).

4. Documents Furnished by Seller; Confidentiality.

Within three (3) Business Days from the Effective Date, Seller shall, to the extent in Seller’s possession or control, and not previously delivered, deliver electronically or otherwise, copies of the following to the extent within the actual possession of Seller: (i) the Existing Leases, (ii) the Service Contracts and (iii) the materials, if and to the extent existing, listed on Exhibit E attached hereto (collectively, the “Review Materials”); provided that in no event shall Seller be obligated to deliver or make available to Buyer any of Seller’s internal memoranda or attorney-client privileged materials with respect to the Property. The Review Materials and all materials, books and records examined by or on behalf of Buyer pursuant to this Agreement shall: (i) be held in strict confidence by Buyer; (ii) not be used for any purpose other than the investigation and evaluation of the Property by Buyer and its lenders, attorneys, investors, members, employees, agents, engineers, consultants and representatives (collectively, “Buyer’s Agents”); and (iii) not be disclosed, divulged or otherwise furnished to any other person or entity prior to the Closing except to Buyer’s Agents or as required by law. If this Agreement is terminated for any reason whatsoever, Buyer shall return to Seller (or certify the destruction of) all of the Review Materials in the possession of Buyer and Buyer’s Agents. The provisions of this Section shall survive the termination of this Agreement.

5. Title.

5.1 Title. Escrow Agent (also referred to herein as the “Title Company”) issued and delivered to Buyer a title insurance commitment no. 12-0009273 with an effective date of July 5, 2012 for the Property (the “Title Commitment”) on the ALTA Commitment-2006 form (endorsed to delete required arbitration), together with copies of all documents which are listed as exceptions therein.

5.2 Survey. Seller delivered (or will deliver, pursuant to Section 4 herein), to Buyer copies of its existing surveys of the Real Property (collectively the “Existing Survey”), such Existing Survey being dated March 14, 2012, last revised April 11, 2012 with respect to One Coliseum Centre, and dated March 12, 2012, last revised April 11, 2012 with respect to Two Coliseum Centre; each prepared by LDSI. Buyer has obtained an update of the Existing Survey (the “New Survey”) prepared by R. Scott Barrett under the supervision of the Matthews Company Inc., dated July 19, 2012, last revised August 2, 2012, and certified to Buyer, Seller, the Title Company.

5.3 Intentionally omitted.

5.4 Permitted Title Exceptions. As a condition to Buyer’s obligation to purchase the Property from Seller, and to perform the other obligations required to be performed by Buyer at the Closing, provided the Buyer has satisfied all purchaser requirements under the Title Commitment, the Title Company shall be committed to issue an owner’s policy pursuant to the pro forma owner’s policy (with endorsements) attached hereto as Exhibit N (referred to herein as the “Approved Title Policy” or the “Title Policy”). Those exceptions described in Schedule B of the Approved Policy shall be deemed “Permitted Exceptions” (and each item a “Permitted Exception”). For purposes of the special limited warranty deeds to be delivered at Closing, “Permitted Exceptions” also include all items set forth on Exhibit B of the deed form attached hereto as Exhibit I. With respect to any Monetary Encumbrances Seller is required to satisfy under this Agreement, Seller may, as an alternative to causing such Monetary Encumbrance(s) to be satisfied of record (and provided that the Title Company agrees to omit such Monetary Encumbrance(s) from the Title Policy): (i) bond or cause to be bonded such Monetary Encumbrance(s); (ii) deliver or cause to be delivered to Buyer or the Title Company, on the date of the Closing, instruments in recordable form and sufficient to satisfy such Monetary Encumbrance(s) of record, together with the appropriate recording or filing costs; (iii) deposit or cause to be deposited with the Title Company sufficient monies, acceptable to and reasonably requested by the Title Company, to assure the obtaining and recording of a satisfaction of the Monetary Encumbrance(s); provided that in any of the foregoing circumstances the Title Company omits such Monetary Encumbrance(s) from the Title Policy.

5.5 Restrictive Covenants. Prior to Closing, Seller shall record covenants, conditions and restrictions (“CCR’s”) against the entire Coliseum Centre Office Park, including the Property, in the form attached hereto as Exhibit O.

6. Buyer’s Inspection of the Property

6.1 Inspection and Examination. During the term of this Agreement, Buyer and Buyer’s Agents will be given the right to (i) perform nondestructive and noninvasive physical tests (except that Buyer may perform minor intrusive testing to determine the presence of asbestos-containing materials, termites and other wood destroying insects, provided that all damage resulting therefrom is promptly repaired by Buyer at its sole expense (the “Repair Obligation”)), (ii) conduct any engineering, environmental and other inspections at the Property (which may not be destructive or invasive), and (iii) examine and evaluate the Review Materials and all other relevant agreements and documents within the possession of Seller or subject to its control relating to the operation of the Property, as Buyer may reasonably request; provided in no event may any inspections or testing be invasive or destructive unless such inspections or testing have been approved in advance in writing by Seller, which approval may be granted or withheld in Seller’s sole and absolute discretion. No soil and/or ground water sampling shall be performed unless and until the location, scope and methodology of such sampling and the environmental consultant selected by Buyer to perform such sampling have all been approved by Seller, which approval may be granted or withheld in Seller’s sole and absolute discretion. Prior to conducting any such sampling, Buyer shall have a utility mark-out performed for the Property. Copies of all environmental and engineering reports prepared by or on behalf of Buyer with respect to the Property shall be provided promptly to Seller upon request (the “Report Obligation”). With respect to Buyer’s right to inspect the Property, Buyer agrees that (i) Seller shall receive at least forty-eight (48) hours’ prior written notice of each inspection, (ii) each inspection shall be performed during normal business hours or at such other times as Seller and Buyer shall mutually agree and shall be subject to any special limitations on access to certain areas of the Property arising under the Existing Leases and (iii) Buyer and Buyer’s Agents shall use all reasonable efforts to minimize any disruption to the tenants, guests, employees, occupants of the Property and the operation thereof. Buyer or Buyer’s Agents shall not perform any such inspection or examination unless accompanied by a representative of Seller. The Repair Obligation and the Report Obligation shall survive the termination of this Agreement. Prior to any entry by Buyer or Buyer’s Agents on the Property to conduct the inspections and tests described above, Buyer shall obtain and maintain, at Buyer’s sole cost and expense, and shall deliver to Seller evidence thereof, commercial general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of TWO MILLION and 00/100 Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage resulting from such inspections and tests by Buyer and Buyer’s Agents.

6.2 Termination.

6.2.1 During Due Diligence Period. Buyer has had from the execution of the Original Agreement until the execution of this Agreement (the “Due Diligence Period”) to determine, in its sole discretion, whether the Property is physically, economically and operationally acceptable to Buyer. Buyer has elected to proceed with the acquisition of the Property subject to all the terms contained within this Agreement.

6.2.2 Following Due Diligence Period. Following the expiration of the Due Diligence Period but prior to Closing, Buyer shall be entitled to terminate this Agreement by providing written notice thereof to Seller if (i) a material, adverse survey or title issue, (other than notices of commencement of work to be performed by contractors or subcontractors engaged by tenants or subtenants except to the extent that such liens have been filed or recorded with respect to work that has not been paid for by such tenants or subtenants due to Seller’s failure to pay funds due to such tenants or subtenants, or to their respective contractors or subcontractors, as applicable, as a tenant improvement allowance required to be provided by Seller in accordance with the Existing Leases or Additional Leases), first appears on any update of the New Survey prior to Closing or is identified by the Title Company and does not appear on the Approved Title Policy and Seller is unable to, or does not agree to, either cause such title issue to be released of record on or before the Closing Date or cause the Title Company to insure over such matter (provided that any recorded memorandum of lease or amendment of memorandum of lease shall be deemed acceptable (and not a material, adverse title issue) so long as such memorandum is entered into in accordance with the provisions of the applicable Lease and so long as Buyer has been afforded the opportunity to review the memorandum of lease or amendment of memorandum of lease prior to the recordation thereof), or (ii) hazardous materials in violation of Environmental Laws are released on the Real Property following the expiration of the Due

Diligence Period and Seller does not remediate the same to Buyer’s reasonable satisfaction prior to Closing. In the event Buyer terminates this Agreement in accordance with this Section 6.2.2, the Deposit shall be delivered to Buyer, and neither party shall have any further rights or obligations hereunder, except with respect to the covenants and indemnities set forth Sections 4, 6.1, 6.3 and 13 (collectively, the “Surviving Obligations”).

6.3 Inspection Indemnity. Notwithstanding anything to the contrary contained in this Agreement, any investigation or examination of the Property performed by Buyer or Buyer’s Agents prior to Closing shall be performed at the sole risk and expense of Buyer, and Buyer shall be solely responsible for the acts or omissions of any of Buyer’s Agents brought on, or to, the Property by Buyer. In addition, Buyer shall defend, indemnify and hold Seller harmless from and against all loss, expense (including, but not limited to, reasonable attorneys’ fees and court costs arising from the enforcement of this indemnity if Seller is the prevailing party in any such proceeding(s)), damage and liability resulting from claims for personal injury, wrongful death or property damage against Seller or the Property arising from or as a result of any act or omission of Buyer or Buyer’s Agents in connection with any inspection or examination of the Property by Buyer or Buyer’s Agents. The Repair Obligation and the terms and provisions of this Section 6.3 shall survive the Closing or the earlier termination of this Agreement.

6.4 Condition. As a material inducement to Seller to execute this Agreement, Buyer acknowledges, represents and warrants that, if this Agreement does not terminate pursuant to Section 6.2 herein, then except as otherwise expressly provided in this Agreement, (i) Buyer will be deemed to have fully examined and inspected the Property, including the construction, operation and leasing of the Property, together with the Review Materials and such other documents and materials with respect to the Property which Buyer deems necessary or appropriate in connection with its investigation and examination of the Property, (ii) Buyer will have accepted and will be fully satisfied in all respects with the foregoing and with the physical condition, value, presence/absence of hazardous or toxic materials, financing status, use, leasing, operation, tax status, income and expenses of the Property, (iii) the Property will be purchased by Buyer “AS IS” and “WHERE IS” and with all faults and, upon Closing, Seller shall have no further responsibility for the physical and environmental condition of the Property including, without limitation, the condition of the Parking Deck and (iv) Buyer will have decided to purchase the Property solely on the basis of its own independent investigation. Except as expressly set forth in this Agreement or in any document executed by Seller and delivered to Buyer pursuant to Section 9.2 or Section 20 (“Seller’s Documents”), Seller has not made, does not make, and has not authorized anyone else to make any representation as to the present or future physical condition, value, presence/absence of hazardous or toxic materials, financing status, leasing, operation, use, tax status, income and expenses or any other matter or thing pertaining to the Property, and Buyer acknowledges that no such representation or warranty has been made and that in entering into this Agreement it does not rely on any representation or warranty other than those expressly set forth in this Agreement or in Seller’s Documents. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SELLER’S DOCUMENTS, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE

PROPERTY. Seller shall not be liable for or bound by any verbal or written statements, representations, real estate broker’s “setups” or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or any other person unless the same are specifically set forth in this Agreement or in Seller’s Documents. The provisions of this Section 6.4 shall survive the Closing.

6.5 Release. Except for any Claims (as defined below) only arising out of a breach or default by Seller under this Agreement (including a breach of any of Seller’s representations and warranties herein) or the closing documents (collectively, “Excepted Claims”), (for which Claims may be brought against Seller only and not the other Released Parties), Buyer and anyone claiming by, through or under Buyer hereby waive their right to recover from and fully and irrevocably release Seller and Seller’s employees, officers, directors, trustees, shareholders, members (in their capacities as such), attorneys, successors and assigns (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of actions (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be hazardous materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Property, condition of title to the Property, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Property, or the Property’s suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement.

7. Representations and Warranties

7.1 Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer:

7.1.1 Each Seller entity is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.1.2 The execution, delivery and performance of this Agreement and all other documents, instruments and agreements now or hereafter to be executed and delivered by Seller pursuant to this Agreement are within the organizational power of Seller and have been duly authorized by all necessary or proper company action.

7.1.3 Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.4 Seller has not received written notice of any pending suit or action against Seller or the Property which, if adversely decided, would prevent the consummation of the transaction contemplated by this Agreement or impose any obligation or liability upon Buyer or the Property after the Closing. To Seller’s knowledge, there are no actual or threatened suits, actions or proceedings with respect to all or part of the Property (a) for condemnation or (b) alleging any material violation of any applicable law, regulation, ordinance or code, including any Environmental Laws (collectively, “Laws and Regulations”).

7.1.5 Seller has not received any written notice (which remains uncured) from any Authorities stating that the Property or the use thereof violates any Laws and Regulations in any material respect.

7.1.6 With respect to the Existing Leases and/or the Additional Leases, as applicable:

(a) There are no tenant leases or tenancy agreements affecting the Property, or any portion thereof, other than the Existing Leases and any subleases thereunder that may have been entered into by tenants (or subtenants of tenants) of the Property with third parties; and as of the day of Closing, there will be no tenant leases or tenancy agreements affecting the Property, or any portion thereof, other than the Existing Leases and Additional Leases entered into in accordance with this Agreement, and any subleases thereunder that may have been entered into by tenants (or subtenants of tenants) of the Property with third parties.

(b) The Schedule of Leases (i) to Seller’s actual knowledge, identifies all Leases in effect at the Property, and (ii) to Seller’s actual knowledge, contains a complete and accurate list of all lease documents including the Existing Leases and any related assignments, amendments, side letters, guaranties, and any other agreements between Seller, either directly or as successor to any prior landlord, and the tenants under the Leases (collectively, the “Lease Documents”).

(c) Copies of all Lease Documents in Seller’s possession or subject to Seller’s control have been delivered by Seller to Buyer, and to Seller’s actual knowledge the same are true, correct and complete copies.

(d) Seller has not provided or received any written notice of default under any Existing Leases or Additional Leases which defaults have not been cured. Seller has not received any written notice of any exercise of termination options exercised by any of the tenants.

(e) Schedule 7.1.6 (together with Exhibit P), hereto sets forth, to Seller’s actual knowledge, (i) all leasehold improvements or other improvements or work remaining to be performed by the landlord under any Existing Lease, and (ii) all tenant improvement allowances and other allowances or sums to be paid or credited to the tenants under the Lease Documents. As of the Effective Date, to Seller’s actual knowledge, Compass (as defined in Section 20.2 below) has not requested any portion of the Additional Allowances (as defined in the Compass Lease) under the Compass Lease ( as defined in Section 20.2 below).

(f) To Seller’s actual knowledge, except as set forth on Schedule 7.1.6 hereto, there are no rental, lease, or other commissions payable to any person or entity with respect to the current term of any of the Existing Leases or in connection with any Additional Leases. Seller will deliver Buyer pursuant to Section 4 complete and accurate copies of all lease commission agreements of which Seller has actual knowledge which are in Seller’s possession or control.

7.1.7 Attached hereto as Schedule 7.1.7 is a list of all agreements between Seller and Coliseum Transfer, Inc., the predecessor in title to Coliseum Building as the landlord under the Existing Leases, relating to the Leases and the performance of the obligations of the landlord thereunder, other than the purchase and sale agreement (as amended) and the assignment of leases executed in connection with such purchase and sale agreement. Seller has provided true, correct and complete copies of all such agreements to Buyer.

7.1.8 With respect to the Service Contracts:

(a) There are no equipment leases or service, maintenance or other similar contracts or agreements affecting the Property to which any Seller is a party other than the Service Contracts, and to Seller’s actual knowledge there are no other such agreements affecting the Property other than any equipment leases or other contracts or agreements that may have been entered into by tenants (or subtenants of tenants) of the Property with third parties;

(b) All copies of the Service Contracts in Seller’s possession or subject to Seller’s control have been delivered to Buyer, and to Seller’s actual knowledge the same are true, correct and complete copies; and

(c) Seller has not given, nor has Seller received, any written notice of a material default under any of the Service Contracts which remains uncured, except as set forth in Exhibit D.

7.1.9 Seller and, to Seller’s knowledge, each person or entity owning an interest in Seller is (1) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person.” To Seller’s knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. Law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading With The Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

7.1.10 Seller does not have any employees engaged in the operation and maintenance of the Property to whom Buyer shall have at or after Closing any obligation whatsoever.

7.1.11 Seller has not received a complaint, order, citation, directive, or notice, in writing, from any Authority with regard to any violations or alleged violations of Environmental Laws with respect to the Property.

7.1.12 To Seller’s actual knowledge, the documents provided by Seller to Buyer pursuant to Section 4 are complete and accurate copies of such documents which are in the possession or control of Seller.

7.1.13 The Fitness Center Work has been completed pursuant to the Compass Leases.

7.2 Limitation of Seller’s Representations. The representations and warranties of Seller contained in Section 7.1 and in any other sections of this Agreement are made as of the Effective Date. Prior to Closing, Seller shall notify Buyer after the Effective Date of any events or circumstances of which it becomes aware that would modify any such representations in any material respect as of the date of Closing. Such representations and warranties shall survive the Closing to the date (the “Representation Termination Date”) occurring six (6) months after the date of the Closing, at which time such representations and warranties shall terminate and be of no further force or effect, except for any claims made prior to the Representation Termination Date as hereinafter set forth. Subject to the foregoing limitation on survival, and subject to the limitations on liability pursuant to Section 18 hereof, following the Closing Seller shall indemnify and hold Buyer harmless from and against any and all costs, fees, expenses, damages, and losses suffered or incurred by Buyer arising out of, or in any way relating to, the breach or inaccuracy of any representation or warranty made by Seller in this Agreement. In order to make a claim for damages based on the inaccuracy of any of the representations or warranties of Seller, promptly after discovery of any such inaccuracy (but in any event prior to the Representation Termination Date), Buyer shall notify Seller in writing (a “Misrepresentation Notice”) that Buyer has discovered the existence of an inaccuracy in a warranty or representation (such Misrepresentation Notice to describe the inaccuracy in reasonable detail). Thereupon, the claim set forth in such Misrepresentation Notice shall continue to survive until final resolution or settlement thereof. No post-Closing claim for breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter that was actually known to Buyer prior to the Closing (from whatever source, including without limitation as a result of Buyer’s due diligence tests, investigations and inspections of the Property, the Tenant Estoppel Certificates, as defined in Section 8.1.1 below, or disclosure by Seller or Seller’s agents and employees). Where representations and warranties are made in this Agreement to Seller’s knowledge, such phrase shall mean and be limited to the actual knowledge of Fred Arena (“Seller’s Representative”), whom Seller represents has responsibility for oversight of the Property on behalf of Seller (provided that Fred Arena shall have no personal liability in connection with this Agreement). For purposes of the representations and warranties made by Seller in this Agreement and/or Seller’s Documents, (1) Seller’s knowledge shall not include knowledge of any independent contractor or agent hired by Seller but not actually known by Seller, and (2) notices received by any independent contractor or agent hired by Seller and not delivered by such contractor or agent to Seller shall not be deemed to have been received by Seller. Furthermore, Seller’s knowledge shall not include any implied, imputed or constructive knowledge of Seller’s Representative and shall not constitute any representation that Seller’s Representative has made or is obligated to make any independent investigation or has any implied duty to investigate.

7.3 Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller, which representations and warranties shall be true and correct in all material respects on the date of the Closing:

7.3.1 Buyer is a duly organized, validly existing and in good standing under the laws of the State of its formation.

7.3.2 The execution, delivery and performance of this Agreement and all other documents, instruments and agreements now or hereafter to be executed and delivered by Buyer pursuant to this Agreement are within the power of Buyer and have been duly authorized by all necessary or proper action.

7.3.3 Buyer and, to Buyer’s actual knowledge, each person or entity owning an interest in Buyer is (1) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person. To Buyer’s actual knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Buyer’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Buyer (whether directly or indirectly).

The representations and warranties of Buyer contained in this Section 7.3 shall survive the Closing to the Representation Termination Date, at which time such representations and warranties shall terminate and be of no further force or effect, except for any claims made prior to the Representation Termination Date, in the manner set forth in Section 7.2.

8. Buyer’s Conditions to Closing

8.1 Buyer’s Conditions. Buyer’s obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions precedent, which Buyer may waive in writing.

8.1.1 Tenant Estoppel Certificates. That Seller shall have obtained acceptable executed tenant estoppel certificates (the “Tenant Estoppel Certificates”) from the tenants of the Property with respect to all Leases. In order to be acceptable, such Tenant Estoppel Certificates shall be addressed to Buyer, Buyer’s lender (if the identity of such lender is timely provided to Seller), and their respective successor and assigns, shall be dated not more than thirty (30) days prior to the Scheduled Closing Date (as defined in Section 9.1 herein), and shall be in substantially the same form as is attached hereto as Exhibits H-1, H-2, H-3, and H-4 (with tenants filling in the applicable blanks and attaching the applicable exhibits) or such other form as may be proscribed for particular tenant(s) in their respective Leases. A Tenant Estoppel Certificate shall be deemed acceptable even if a tenant revises the form Tenant Estoppel Certificate so long as such tenant revisions do not allege any material default on the part of the landlord, do not disclose any material disputes under the applicable Lease, and do not contain information that is materially different than the information contained in the copies of Leases delivered to Buyer or contained in Seller’s representations expressly made in this Agreement. Seller shall diligently and in good faith endeavor to obtain and deliver such Tenant Estoppel Certificates to Buyer, provided that Seller shall have no obligation to make any payment or to institute any action or proceeding against any tenant in order to obtain the Tenant Estoppel Certificates, and Seller shall have no liability to Buyer if any Tenant Estoppel Certificates are not obtained, notwithstanding Seller’s good faith efforts to obtain same. For purposes of this Section 8.1.1, Seller shall be deemed to have used “good faith” efforts to obtain and deliver to Purchaser the Tenant Estoppel Certificates if Seller delivers the applicable form of such Tenant Estoppel Certificates to the tenants and thereafter make reasonable, periodic inquiries (which inquiries may be verbal, written, or by email) regarding the status of the tenant’s review and delivery of such Tenant Estoppel Certificates.

8.1.2 No Material Lease Defaults. As of the day of Closing, there shall not be (i) any material non-monetary defaults, or (ii) any monetary defaults involving amounts in excess of $25,000.00 in the aggregate, under any Existing Leases or Additional Leases, which defaults have not been cured and which were not disclosed to Buyer at least one (1) Business Day prior to the expiration of the Due Diligence Period.

8.1.3 Compass Contraction Option. The contraction option held by Compass (as defined below in Section 20), pursuant to Section 5 of Exhibit H of the Compass Lease of One Coliseum Centre, shall have been eliminated pursuant to a lease amendment either (a) reasonably approved by Buyer, or (b) delivered to Buyer prior to the last Business Day preceding expiration of the Due Diligence Period. To the extent that Seller extends any concessions or allowances to Compass in connection with such amendment, Seller shall either pay such amounts to Compass prior to Closing or credit Buyer at Closing with any unpaid portion thereof.

8.1.4 Suites 100 and 610 Allowances. Seller shall either (1) have paid for all Leasing Costs (as defined in Section 20.1) for Suites 100 and 610 of One Coliseum Centre, (that may be used only for such spaces), under the Compass Lease for such spaces, or (2) at Closing provide Buyer with a credit for the unpaid Leasing Costs for such suites.

8.1.5 Parking Deck Completion. Construction of the Parking Deck shall be completed, as evidenced by delivery of the Parking Deck Completion Materials pursuant to Section 20.2.

8.1.6 Representations and Warranties. The representations and warranties of Seller made in Section 7.1 shall have been true and correct when made, and there shall not have occurred any material adverse change in any such representations and warranties prior to Closing.

8.1.7 Compliance With this Agreement. Seller shall have preformed and complied in all material respects with all agreements and obligations that are required to be performed or complied with by Seller pursuant to this Agreement on or before the date of Closing.

8.1.8 Title Insurance. The Title Company shall be prepared to issue the Approved Title Policy to Buyer, subject to the delivery of the documents, materials and funds described in Section 9 below and the payment of applicable closing costs.

8.1.9 CCR’s. At or prior to Closing, Seller shall have recorded CCR’s against the Coliseum Centre Office Park in compliance with Section 5.5.

8.1.10 Parking Deck Punch-List. All of the following documents shall have been delivered to Buyer (collectively, the “Parking Deck Punch-List Completion Documents”): (i) a certificate from the general contractor or engineer that the Parking Deck punch-list items identified on Exhibit P attached hereto (the “Parking Deck Punch-List”) have been completed, (ii) evidence of payment of all costs in connection with the Punch List Repairs, including copies of final lien waivers from the contractor and all subcontractors involved in the performance of such work; and (iii) all warranties and guaranties relating to the Punch-List Repairs.

8.1.11 Suite 170 Leasing Costs. Seller shall either (1) have paid for all Leasing Costs (as defined in Section 20.1) for Suite 170 (“Suite 170”) of One Coliseum Centre under the Compass Lease for such space, or (2) at Closing provide Buyer with a credit for the unpaid Leasing Costs for Suite 170.

8.2 Failure of Buyer’s Conditions. If the conditions precedent set forth in Section 8.1.1 is not satisfied or waived by Buyer on or prior to the date set for the Closing, Buyer or Seller may postpone the date of the Closing for up to five (5) days by written notice of postponement given to the other party at least two (2) Business Days prior to the original date of the Closing in order to obtain the required Tenant Estoppel Certificates. If the conditions precedent set forth in Section 8.1.1 through 8.1.10 are not satisfied or waived by Buyer on or prior to the date set for the Closing, as it may be extended per the preceding sentence, then Buyer may terminate this Agreement, in which event the Deposit, including all interest earned thereon, shall be promptly returned to Buyer and the parties shall be released from all further obligations and liabilities hereunder, except with respect to the Surviving Obligations.

9. Closing.

9.1 Time and Place. The closing contemplated by this Agreement (the “Closing”) shall take place, through an escrow with Escrow Agent, on or before the date (the “Closing Date”) that is December 19, 2012. If the Closing Date is not a Business Day, the Closing shall be held on the next ensuing Business Day. Time is of the essence with respect to the Closing.

9.2 Seller’s Closing Documentation and Requirements. At Closing, Seller shall deliver the following to Buyer:

9.2.1 a special warranty deed, duly executed and acknowledged, conveying to Buyer fee simple title to the Coliseum Centre One Land and the Coliseum Centre Two Land, together with the improvements located thereon and the easements and other rights and appurtenances thereto, in the form attached hereto as Exhibit I (provided that each applicable Seller shall provide a separate deed at Closing, and each deed shall be modified to the extent necessary to reflect the different ownership of different portions of the Real Property);

9.2.2 an assignment and assumption agreement for each of the One CC Leasehold Estate and the Two CC Leasehold Estate, including all interests of “lessor” and “lessee” under the One CC Ground Lease and the Two CC Ground Lease, in the form attached hereto as Exhibit J (the “Ground Lease Assignment”);

9.2.3 a Blanket Transfer, Assignment, and Bill of Sale, duly executed and acknowledged, transferring to Buyer all of the Personal Property, Approvals, and Intangibles, in the form attached hereto as Exhibit F;

9.2.4 a lease assignment, duly executed and acknowledged, transferring to Buyer all of Seller’s interest in the Existing Leases, any Additional Leases, and all related guaranties, in the form attached hereto as Exhibit G (the “Lease Assignment”);

9.2.5 an affidavit of Seller stating that its United States taxpayer identification number and that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code, and otherwise in the form prescribed by the Internal Revenue Service;

9.2.6 an updated Schedule of Leases for the Property, certified by Seller as being true and correct in all material respects to its actual knowledge, and a copy of Seller’s then current Rent Roll;

9.2.7 a certificate, dated as of the Closing, which is reasonably requested by Buyer and/or Title Company to evidence Seller’s authority to enter into the transaction and to execute and deliver the documents contemplated herein;

9.2.8 written notices, executed by Seller addressed to each tenant under the Existing and Additional Leases, indicating that the Property has been sold to Buyer and that all tenant security deposits have been transferred to Buyer;

9.2.9 all Tenant Estoppel Certificates obtained by Seller pursuant to Section 8.1.1;

9.2.10 an assignment and assumption of the Service Contracts (the “Assignment of Service Contracts”), duly executed and acknowledged, assigning and transferring to Buyer all right, title and interest of Seller in and to, and all post-Closing obligations of the owner of the Property under, the Service Contracts to be assumed by Buyer pursuant to the terms of Section 3.4, in the form set forth on Exhibit K attached hereto, as the same may be reasonably modified to address any Service Contracts that cover both the Property and other property within Coliseum Centre Office Park;

9.2.11 all good standing certificates and other governmental certificates (if any) required of Seller under the Title Commitment;

9.2.12 a written notice to Escrow Agent pursuant to Section 3.1 of the Escrow Agreement;

9.2.13 affidavits as may be reasonably required by the Title Company in connection with issuance of the Title Policy (i) attesting to the absence of any unrecorded mechanics’ or materialmen’s liens arising from work performed at the direction of Seller at the Property and (ii) certifying that to its knowledge there are no tenants in possession of the Property under unrecorded leases for less than three (3) years (other than the tenants under leases identified in the Lease Assignment and subtenants of such tenants), and such other documents as may reasonably be required by the Title Company that are customary for similar transactions in the Charlotte, North Carolina market in order for the Title Company to issue the Title Policy subject only to the Permitted Exceptions; provided Seller shall not be required to provide any indemnities unless it elects to do so in its sole and absolute discretion;

9.2.14 a closing statement which memorializes the financial transactions contemplated in this Agreement;

9.2.15 the Parking Deck Completion Materials;

9.2.16 the Escrow Assignment Agreement (as hereinafter defined);

9.2.17 the Parking Deck Punch-List Completion Documents; and

9.2.18 the Post-Closing Holdback/Escrow Agreement, if applicable.

9.3 Buyer’s Closing Documentation and Requirements. At Closing, Buyer shall pay the Closing Payment in accordance with the provisions of this Agreement and shall deliver the following to Seller:

9.3.1 the Ground Lease Assignment(s), duly executed and acknowledged;

9.3.2 the Lease Assignment, duly executed and acknowledged;

9.3.3 the Assignment of Service Contracts, duly executed and acknowledged;

9.3.4 a certificate, dated as of the Closing, which is reasonably required by Title Company and/or Seller to evidence Buyer’s authority to enter into the transactions and to execute and deliver the documents contemplated herein;

9.3.5 all good standing certificates and other governmental certificates (if any) required of Buyer under the Title Commitment;

9.3.6 a written notice to Escrow Agent pursuant to Section 3.1 of the Escrow Agreement;

9.3.7 a closing statement which memorializes the financial transactions contemplated in this Agreement;

9.3.8 the Escrow Assignment Agreement; and

9.3.9 the Post-Closing Holdback/Escrow Agreement, if applicable.

9.4 Form. All documents and instruments required hereby shall be in form and substance reasonably acceptable to Seller and Buyer. The form documents attached as exhibits to this Agreement are deemed acceptable to Buyer and Seller. If Buyer requests that each Seller provide separate Seller’s Documents regarding each Seller’s respective interest in the Property, with reasonable advance notice, Seller shall reasonably satisfy such request.

9.5 Additional Deliveries by Seller. In addition to the documents described in Section 9.2 above, Seller shall deliver to Buyer immediately upon Closing, but outside of the Closing escrow, the following additional materials.

9.5.1 Any keys to any doors or locks on the Property which are in the possession of Seller or Seller’s agents not retained by Buyer; and

9.5.2 Originals of all Leases and related guaranties which are in the possession or control of Seller, together with originals or true copies of all tenant files and any certificates of occupancy, plans and specifications, warranties, and Approvals which are in the possession or control of Seller.

10. Adjustments and Prorations.

10.1 Adjustments. The following adjustments to the Purchase Price shall be made between the parties at the Closing:

10.1.1 Buyer shall be credited and Seller charged with security deposits or advance rentals in the nature of security deposits made by tenants under the Existing Leases and the Additional Leases;

10.1.2 Seller shall be credited and Buyer charged with transferable deposits under the Service Contracts; provided that parties shall reasonably adjust such credit and charge for any Service Contracts that will cover both the Property and other property in the Coliseum Centre Office Park following Closing;

10.2 Prorations. The following shall be prorated between the parties as of 11:59 p.m. of the day preceding the date of the Closing: real estate taxes and personal property taxes for the current fiscal year, prorated on a calendar year basis; basic/fixed rent payments for the month of Closing under the Leases; charges and fees paid or payable under Service Contracts assumed by Buyer at the Closing; and such other items of income and expense as are customarily prorated in transactions of this nature.

10.3 Taxes. If, on the date of the Closing, the real estate or personal property tax rate and/or the assessed valuation is not fixed for the then current fiscal year, real estate and personal property taxes shall be apportioned upon the basis of the tax rate and/or the assessed valuation for the immediately preceding fiscal year, but such taxes shall be readjusted at the request of Seller or Buyer as soon as the applicable rate and assessed valuation are fixed. The provisions of this Section shall survive the Closing for twelve (12) months. In the event that any pending tax appeal with respect to taxes paid for any tax year ending prior to the Closing results in any rebate of taxes which is received after the Closing, the amount of such rebate shall be the sole property of and remitted to Seller, except for any portion thereof required to be paid (and which shall be paid) to any tenant pursuant to the terms of any Lease or to pay any costs associated with such tax appeal. Seller shall be responsible for all costs of any such appeal actually incurred by Seller.

10.4 Utilities. Seller shall endeavor to have all meters read and final bills rendered for all utilities servicing the Property, including, without limitation, water, sewer, gas and electricity, for the period to and including the day preceding Closing, and Seller shall pay such bills, except in the case of utility charges paid or payable by tenants under Existing Leases or Additional Leases directly to the utility companies. Buyer shall be responsible for payment of such bills attributable to the period from and after Closing. The provisions of this Section shall survive Closing.

10.5 Rent Arrears. Seller shall deliver or provide a credit in an amount equal to all prepaid fixed rents for periods after the Closing Date and all refundable cash security deposits under the Leases to Buyer on the Closing Date. Seller shall also transfer to Buyer any security deposits that are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable, at Seller’s cost (including Seller’s payment of any third party transfer fees and expenses). If any SD Letters of Credit is not transferable, Seller shall request and use commercially reasonable efforts to cause the applicable tenant obligated under such SD Letter of Credit to cause new letters of credit to be issued in favor of Buyer in replacement thereof and in the event such a new letter of credit is not issued in favor of Buyer by Closing, Buyer shall pursue such replacement after Closing and Seller shall take all reasonable action, as directed by Buyer and at Seller’s expense, in connection with the presentment of such SD Letter of Credit for payment if and as permitted under the terms of the applicable Lease. Fixed rents for the month of Closing that are delinquent (or payable but unpaid) as of the Closing Date shall be prorated on the Closing Date as if they had been received by Seller prior to Closing, except in the case of the fixed rents payable by the U.S. Postal Service, which shall not be prorated until actually received. Any such rents collected by Buyer or Seller after the Closing shall be applied (i) first, in payment of current rentals due to Buyer at the time of receipt; provided, however, that rents collected by Buyer or Seller after the Closing from the U.S. Postal Service which are applicable to the month in which the Closing occurs shall be applied first to the payment of such rents; (ii) second, to delinquent rentals, if any, which become due and payable after the Closing, provided, however, that any year-end or similar reconciliation payment shall be allocated as provided in Section 10.6 below, (iii) third, in payment of rents owed by the applicable tenant for the month in which the Closing occurs, and (iv) then to delinquent rentals, if any, which became due prior to the month of Closing. Buyer shall bill tenants who owe fixed rents for periods prior to the Closing on a monthly basis for a period of ninety (90) days following the Closing and use commercially reasonable efforts to attempt to collect such past due fixed rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount. Seller shall have the right, upon prior written notice to Buyer, to pursue tenants to collect such delinquencies but shall not be entitled to institute litigation to collect such amounts without the prior written consent of Buyer in Buyer’s sole discretion; provided, Buyer agrees to reasonably cooperate with Seller in connection with such collection (at no cost or expense to Buyer). Notwithstanding the foregoing, in no event shall Seller have the right to terminate or attempt to terminate any Lease or evict or attempt to evict any tenant following the Closing.

10.6 Additional Rent.

10.6.1 Proration and Collection. Additional Rent (as defined below) shall be determined in accordance with the Leases, including without limitation any Lease provisions that provide for the adjustment of Additional Rent based on occupancy changes (i.e., “gross-up” provisions). In addition, to the extent that a Lease provides for “base year” or “expense stop” amounts for operating expenses (including insurance, common area maintenance and/or taxes), such amounts shall be prorated in determining the proration of Additional Rent with respect to such Lease. Seller’s “share” of Additional Rent under any Lease for the calendar year in which Closing occurs (the “Closing Year”) shall be determined in accordance with Section 10.6.2 below. Until the adjustment described in Section 10.6.2 is made, all amounts received by Seller as interim payments of Additional Rent before the Closing Date shall be retained by Seller, except that all interim payments received by either Seller or Buyer for the month in which the Closing occurs shall be prorated between Seller and Buyer based upon the number of days in that month and the party receiving the interim payment shall remit to (if received after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. Except as set forth in the immediately preceding sentence, all amounts received by Buyer as interim payments of Additional Rent for the Closing Year on or after the Closing Date shall be retained by Buyer until year-end adjustment and determination of Seller’s allocable share thereof, and there shall be no proration at Closing of any Additional Rent that is delinquent (or payable but unpaid) as of Closing. Buyer shall bill tenants that owe Additional Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Additional Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount. Seller shall have the right, upon prior written notice to Buyer, to pursue tenants to collect such delinquencies but shall not be entitled to institute litigation to collect such amounts without the prior written consent of Buyer; provided, Buyer agrees to reasonably cooperate with Seller in connection with such collection (at no cost or expense to Buyer). Notwithstanding the foregoing, in no event shall Seller have the right to terminate or attempt to terminate any Lease or evict or attempt to evict any tenant. For the purposes of this provision, the term “Additional Rent” shall mean amounts payable under any Lease, whether or not payable based on the applicable tenants allocable share thereof, for (i) operating expenses or so-called common area maintenance or “CAM” charges, (ii) taxes, inclusive of real property taxes, personal property taxes otherwise payable by Seller as “lessor” under such Lease, and similar charges payable in lieu thereof, (iii) and insurance costs.

10.6.2 Reconciliation. On or before February 28, 2013, Seller shall determine the Additional Rent actually paid or incurred by Seller (during Seller’s period of ownership) for calendar year 2012 (“Sellers’ Actual 2012 Reimbursable Tenant Expenses”) and the tenant reimbursements for such Additional Rent actually paid to Seller by tenants for calendar year 2012 (“Sellers’ Actual 2012 Tenant Reimbursements”). Seller shall deliver to Buyer a reconciliation statement (“Sellers’ 2012 Reconciliation Statement”) setting forth (i) Sellers’ Actual 2012 Reimbursable Tenant Expenses, (ii) Sellers’ Actual 2012 Tenant Reimbursements, and (iii) a calculation of the difference between the two (i.e., establishing that Sellers’ Actual 2012 Reimbursable Tenant Expenses were either more or less than Sellers’ Actual 2012 Tenant Reimbursements). Buyer shall be responsible for calculating the year-end reconciliations of tenant reimbursements of Additional Rent for calendar year 2012 and shall deliver such calculations to Seller and to Coliseum Transfer (as defined in Article 20 of this

Agreement) no later than April 15, 2013. Any amount due Seller pursuant to the foregoing calculation (in the event Sellers’ Actual 2012 Tenant Reimbursements are less than Sellers’ Actual 2012 Reimbursable Tenant Expenses) or Buyer (in the event Sellers’ Actual 2012 Tenant Reimbursements are more than Sellers’ Actual 2012 Reimbursable Tenant Expenses), as the case may be, shall be paid by Buyer to Seller or by Seller to Buyer, as the case may be, on or before May 1, 2013; provided, however, if the amount of any tenant reimbursements received by Buyer and Seller for calendar year 2012 are insufficient to pay each party the full amount of such party’s Actual 2012 Reimbursable Tenant Expenses, then the amount of the total deficiency shall be prorated between the parties based on their respective periods of ownership of the Property during calendar year 2012, and to the extent that reconciliation payments thereafter are collected from the tenants, Buyer shall remit to Seller and Coliseum their respective allocable shares thereof promptly upon receipt of such reconciliation payments by Buyer, net of reasonable costs of collection. Buyer shall use good faith, commercially reasonable efforts to collect any additional tenant reimbursements due from tenants, but shall not be required to institute any proceedings or remedies against tenants to collect such reimbursements. To the extent Buyer is obligated to pay amounts to Seller pursuant to this Section, Buyer shall pay such amounts to Seller and Coliseum Transfer, (pursuant to delivery instructions provided by Seller), in proportion to the period of each of its ownership of the Property in 2012, as advised by Seller. If Buyer has transferred its interest in the Property to a successor-in-interest or assignee prior to reconciling any Additional Rent for 2012, then, on or before the transfer of its interest in the Property, Buyer shall (i) in writing expressly obligate such successor-in-interest or assignee to be bound by the provisions of this Section, and (ii) deliver written notice of such transfer to Seller, and thereafter Seller shall make the deliveries specified above to Buyer’s successor-in-interest or assignee. The Buyer and the Seller shall use good faith efforts to cooperate with one another, and with Coliseum Transfer, following Closing in connection with their respective obligations set forth in this Section 10.6.2.

Notwithstanding anything to the contrary in the preceding paragraph, Seller shall be responsible for any amounts owed to tenants in connection with the final reconciliation of tenant reimbursements of Additional Rent for calendar year 2011 and preceding calendar years.

10.7 Errors; Survival. If any errors or omissions are made at Closing regarding adjustments or prorations, the parties shall make the appropriate corrections promptly after the discovery thereof. The provisions of Section 10.5 and Section 10.6, as well as the provisions of this Section 10.7, shall survive Closing.

11. Expenses.

11.1 Expenses. Buyer shall pay (a) the premium for the Title Policy and the cost of all endorsements and any extended coverage obtained by Buyer thereunder; (b) the cost of the New Survey; (c) one-half ( 1/2) of all escrow fees charged by Escrow Agent; and (d) all recording fees on any document recorded pursuant to this Agreement (other than any release of any Monetary Encumbrance). Seller shall pay (a) one-half ( 1/2) of the fees of Escrow Agent, (b) all transfer taxes with respect to the transaction contemplated hereby, and (c) the cost of releasing all Monetary Encumbrances that are to be released under this Agreement and of recording such releases.

11.2 Attorney’s Fees. Each party shall pay its own attorney’s fees and all of its other expenses, except as otherwise expressly set forth herein.

12. Risk of Loss; Casualty and Eminent Domain.

12.1 Casualty. If, prior to Closing, the Property is damaged by fire, vandalism, acts of God or other casualty or cause, Seller shall promptly give Buyer notice of any such damage (the “Damage Notice”), together with Seller’s estimate of the cost and period of repair and restoration. In any such event: (a) in the case of damage to the Property which is not material, Buyer shall take the Property at the Closing as it is, together with either applicable insurance proceeds or the right to receive the same (including without limitation any business income, rent loss, or like insurance proceeds relating to Property income lost or abated for periods following Closing (“Lost Income”)); or (b) in the case of damage to the Property which is material, Buyer shall have the option (to be exercised, if at all, within fifteen (15) days following Buyer’s receipt of the Damage Notice) of (x) taking the Property at the Closing in accordance with item (a) above, or (y) terminating this Agreement. If, pursuant to the preceding sentence, Buyer is either obligated or elects to take the Property as it is together with any applicable insurance proceeds or the right to receive the same, (A) Seller agrees to cooperate with Buyer in any loss adjustment negotiations, legal actions and agreements with the insurance company, and to assign to Buyer at the Closing its rights to any such insurance proceeds with respect to such claim and will not settle any insurance claims or legal actions relating thereto without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (B) an amount equal to any deductible from the insurance proceeds shall be credited against the Closing Payment; provided in no event is Seller required to provide any funds or credits for costs of repair and restoration or Lost Income. For purposes of this Section 12.1, the Property shall be deemed “materially” damaged if (i) the estimated repair cost is greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), (ii) if such damage would entitle any tenant to terminate its Lease or to permanently abate or reduce its rent, or (iii) if the damage or Lost Income is not covered by Seller’s insurance (and Seller does not elect, in its sole and absolute discretion, to provide a credit for the reasonably estimated cost to repair such uninsured damage and any reasonably estimated Lost Income).

12.2 Eminent Domain. If, prior to Closing, all or substantially all of the Property is taken by eminent domain or similar proceeding, this Agreement shall be terminated without further act or instrument. If a material part of the Property is so taken, Buyer shall have the option, by written notice given to Seller within fifteen (15) days after receiving notice of such taking, to terminate this Agreement. If Buyer does not elect to terminate this Agreement, it shall remain in full force and effect and Seller shall assign, transfer and set over to Buyer at Closing all of Seller’ right, title and interest in and to any awards that may be made for such taking. Notwithstanding anything to the contrary contained herein, if less than a material part of the Property is so taken, Buyer shall proceed with Closing and take the Property as affected by such taking, together with all awards or the right to receive same. For the purposes of this Section, a part of the Property shall be deemed “material” if it (i) includes any of the buildings or structures at the Property, (ii) otherwise (on a permanent basis) materially restricts ingress and egress to and from the Property, (iii) reduces parking count below applicable zoning requirements, (iv) results in any portion of the Property not complying with zoning or other applicable law or regulation, or (v) entitles any tenant to terminate its Lease or to permanently abate or reduce its rent. Seller represents and warrants that no eminent domain or other takings proceedings have been commenced or have been threatened in writing. Seller and Buyer agree that in no event shall any right-of-way dedication, widening or other improvement which is being undertaken in connection with the construction of the Parking Deck be deemed to constitute an eminent domain or similar proceeding for purposes of this Agreement.

12.3 Termination. If this Agreement is terminated pursuant to this Section, the Deposit, including all interest earned thereon, shall be promptly returned to Buyer and the parties hereto shall be released from all further obligations and liabilities hereunder, except with respect to the Surviving Obligations.

13. Broker.

Buyer and Seller represent and warrant to each other that neither they nor their affiliates have dealt with any broker, finder or the like in connection with the transaction contemplated by this Agreement. Buyer and Seller each agrees to indemnify, defend and hold the other harmless from and against all loss, expense (including reasonable attorneys’ fees and court costs), damage and liability resulting from the claims of any other broker or finder (including anyone claiming to be a broker or finder) on account of any services claimed to have been rendered to the indemnifying party in connection with the transaction contemplated by this Agreement. The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.

14. Management of the Property Prior to Closing; Exclusivity.

14.1 Between the Effective Date and the date of Closing:

14.1.1 Seller shall cause the Property to be operated, maintained and managed in a manner consistent with the present management of the Property;

14.1.2 Seller shall not enter into or amend any contract or agreement (except for renewals of expiring Service Contracts that are terminable without cost upon prior notice of thirty (30) days or less) that would remain binding on the owner of the Property after Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided that no consent shall be required for any contract that is terminable without cost upon prior notice of thirty (30) days or less; provided Seller may amend Service Contracts to separate their application to the Property from other properties within the Coliseum Centre Office Park;

14.1.3 Intentionally omitted;

14.1.4 Seller shall not enter into any Additional Leases or any renewals, amendments, expansions, or terminations of any Leases (unless the effect of same is to merely memorialize the exercise of a specific right or option by a tenant thereunder), or consent to any request by a tenant for permission to assign or sublet its leased premises (or any part thereof) to the extent that Seller, as landlord, has the right to approve or consent to such assignment or subletting, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed to have been given if Buyer fails to disapprove any Additional Lease or renewal, amendment, expansion, sublease, assignment, or termination of any Lease submitted to it by Seller within five (5) Business Days after Buyer’s receipt thereof;

14.1.5 Except as otherwise specifically contemplated and permitted in this Agreement, including pursuant to Section 5.5 and Section 6.2.2 hereof, or as may be required by applicable Laws and Regulations, from and after the Effective Date Seller shall not further encumber title to the Property in any consensual manner, or enter into any easement, covenant, condition, right-of-way or restriction on the Property or any other agreement granting to any person or entity any rights with respect to the Property or any part thereof, or any interest therein, or amend or modify any such instrument, or voluntarily take any other action that materially and adversely affects title to the Property as same exists on the Effective Date, without the prior written approval of Buyer (which approval shall not be unreasonably withheld);

14.1.6 Seller will deliver to Buyer, promptly after receipt by Seller, a copy of (i) all current written default and other material notices to and from tenants; (ii) all current written default and other material notices from the service providers under any Service Contracts; and (iii) all written notices of any violations issued to Seller by Authorities with respect to the Property and any other material notices received from any Authority with respect to the Property;

14.1.7 Seller will not apply any security deposits held by Seller under any Lease except in connection with the termination of such Lease; and

14.1.8 if requested by Buyer, Seller shall endeavor and assist with Buyer’s request to obtain subordination, non-disturbance and attornment agreements (“SNDAs”) from the tenants pursuant to the Leases in the form provided by Buyer or on the controlling form of such Lease; provided that (i) the receipt of the SNDAs by Buyer shall not be a condition to Closing, and (ii) the failure to receive the SNDAs shall not constitute a default by Seller hereunder.

14.2 From the Effective Date until the Closing or sooner termination of this Agreement, Seller agrees that neither Seller nor any agent, partner or subsidiary or affiliate of Seller shall be permitted to accept or entertain offers, solicit interest, or materially negotiate involving the sale, joint venture, financing, disposition or other transaction involving the Property (except tenant leasing).

15. Defaults.

15.1 BY BUYER. IF, PRIOR TO THE CLOSING, BUYER IS IN DEFAULT WITH RESPECT TO, OR BREACHES OR FAILS TO PERFORM ONE OR MORE OF THE REPRESENTATIONS, COVENANTS, WARRANTIES OR OTHER TERMS OF THIS AGREEMENT, AND SUCH DEFAULT, BREACH OR FAILURE IS NOT CURED OR REMEDIED WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF WRITTEN NOTICE THEREOF (BUT IMMEDIATELY WITH RESPECT TO THE PERFORMANCE OF CLOSING OBLIGATIONS) GIVEN BY SELLER TO BUYER, SELLER MAY TERMINATE THIS AGREEMENT AND, AS ITS SOLE REMEDY, RECEIVE THE DEPOSIT AND ALL INTEREST EARNED THEREON FROM THE TITLE COMPANY, AS LIQUIDATED DAMAGES, IN WHICH EVENT THIS AGREEMENT SHALL BE DEEMED NULL AND VOID AND THE PARTIES SHALL BE RELEASED FROM ALL FURTHER OBLIGATIONS

AND LIABILITIES UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO THE SURVIVING OBLIGATIONS. IT IS RECOGNIZED BY SELLER AND BUYER THAT THE DAMAGES SELLER WILL SUSTAIN BY REASON OF BUYER’S DEFAULT, BREACH OR FAILURE WILL BE SUBSTANTIAL, BUT DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN. THE DEPOSIT HAS BEEN DETERMINED BY THE PARTIES AS A REASONABLE SUM FOR DAMAGES.

15.2 BY SELLER. IF, PRIOR TO THE CLOSING, SELLER IS IN DEFAULT WITH RESPECT TO, OR BREACHES, OR FAILS TO PERFORM ONE OR MORE OF THE REPRESENTATIONS, COVENANTS, WARRANTIES OR OTHER TERMS OF THIS AGREEMENT, AND SUCH DEFAULT, BREACH OR FAILURE IS NOT CURED OR REMEDIED WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF WRITTEN NOTICE THEREOF GIVEN BY BUYER TO SELLER, BUYER MAY EITHER (A) TERMINATE THIS AGREEMENT, IN WHICH EVENT THE DEPOSIT AND ALL INTEREST EARNED THEREON SHALL BE RETURNED BY THE TITLE COMPANY TO BUYER AND, IN ADDITION, SELLER SHALL PROMPTLY REIMBURSE TO BUYER ALL REASONABLE OUT-OF-POCKET AND THIRD PARTY PROPERTY DILIGENCE EXPENSES ACTUALLY INCURRED BY BUYER IN CONNECTION WITH ITS PROPOSED PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, NOT TO EXCEED A TOTAL OF $100,000.00, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES AND COSTS ACTUALLY INCURRED, WHEREUPON THE PARTIES SHALL BE RELEASED FROM ALL FURTHER OBLIGATIONS AND LIABILITIES UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO THE SURVIVING OBLIGATIONS, OR (B) COMMENCE WITHIN SIXTY (60) DAYS AFTER THE DATE THE CLOSING WAS TO HAVE OCCURRED AND DILIGENTLY PROSECUTE AN ACTION IN THE NATURE OF SPECIFIC PERFORMANCE. IF BUYER ELECTS TO COMMENCE AN ACTION IN THE NATURE OF SPECIFIC PERFORMANCE AND IF SUCH ACTION IS UNSUCCESSFUL, THEN THE DEPOSIT (INCLUDING ALL INTEREST AND INCOME) WILL BE RETURNED TO BUYER AND THE PARTIES RELEASED FROM THEIR OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT THOSE THAT EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT). THE REMEDIES SET FORTH ABOVE SHALL BE BUYER’S SOLE REMEDIES ARISING FROM A DEFAULT, BREACH OR FAILURE TO PERFORM BY SELLER.

15.3 Survival. The terms of Section 15.1 and 15.2 shall survive the termination of this Agreement.

16. Notices.

Any notice, demand, consent, authorization or other communication (collectively, a “Notice”) which either party is required or may desire to give to or make upon the other party pursuant to this Agreement shall be effective and valid only if in writing, signed by the party giving such Notice, and delivered personally (upon an officer of the other party or to such individual as may be noted in the addresses stated below) to the other party or sent by nationally recognized overnight delivery service (e.g., UPS or Federal Express) or by registered or certified mail of the United States Postal Service, return receipt requested, and addressed to the other party as follows (or to such other address or person as either party or person entitled to notice may by Notice to the other specify) or sent by facsimile transmission to the fax number shown below and simultaneously delivered by first-class mail of the United States Postal Service or overnight courier:

To Seller:

c/o Vision Equities, LLC

49 Old Bloomfield Ave

Mountain Lakes, NJ 07046

Attention: Fred Arena

Facsimile: (973) 299-4001

and to:

CarVal Investors, LLC

12700 Whitewater Drive

Minnetonka, MN 55343

Attention: Paul Mullaney

Facsimile: (952) 984-3972

and to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attention: Jeffrey S. Thiede

Facsimile: (612) 766-1600

To Buyer:

Series C, LLC

c/o Cole Real Estate Investments

2325 E. Camelback Road, Suite 1100

Phoenix, AZ 85016

Attention: Daniel T. Haug, Esq.

Facsimile: (480) 449-7012

and to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Attention: Marc R. Bulson

Facsimile: (404) 365-9532

To Escrow Agent:	Chicago Title of North Carolina 200 South Tryon Street, Suite 800 Charlotte NC 28202 Attention: M. Scott Mansfield, Esq. Facsimile: (704) 945-0637

Unless otherwise specified, notices shall be deemed given when deposited with a nationally recognized overnight delivery service (e.g., UPS or Federal Express), the day the same is deposited with the United States Postal Service, or the day the same is deposited with another overnight courier service; however, the time period within which a response to any notice or request must be given, if any, shall commence to run from the date of actual receipt of such notice by the addressee thereof, but if delivery is not accepted, on the earlier of the date delivery is refused. The terms of this Section 16 shall survive the Closing.

17. Assignment.

This Agreement and all rights of Buyer arising hereunder shall not be assigned, sold, pledged or otherwise transferred by Buyer in whole or in part, without the prior written consent of Seller, which may be withheld or conditioned in Seller’s sole discretion. Notwithstanding the foregoing, Buyer may assign this Agreement and all of its rights hereunder to an Affiliate upon written notice to Seller at least three (3) Business Days prior to Closing. In addition, upon written notice to Seller at least three (3) Business Days prior to the Closing, Buyer shall be entitled to direct Seller to convey its interest in the One Coliseum Centre Land, the One CC Leasehold Estate, the Two Coliseum Centre Land and/or the Two CC Leasehold Estate to an Affiliate of Buyer (and the assignment form attached as Exhibit J will be modified accordingly). Any assignment permitted or consented to hereunder shall be effected by a written assignment and assumption agreement between Buyer and its assignee (with a fully executed counterpart thereof to be delivered to Seller at or prior to the Closing). Buyer shall remain fully liable under the terms of this Agreement notwithstanding any assignment until Closing occurs, whereupon the assigning party (but not the assignee) shall be relieved of all obligations arising under this Agreement.

18. Limitation of Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or under any documents executed hereto or in connection herewith (collectively, the “Other Documents”) shall under no circumstances whatsoever exceed Five Hundred Thousand and No/100 Dollars ($500,000.00); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000.00), in which event Seller’s liability respecting any such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above. This provision shall expressly survive the Closing or the termination of this Agreement. Notwithstanding anything to the contrary hereinabove provided, the foregoing limitations shall not apply to any claim by Buyer under Section 20.3 below.

19. General Provisions

19.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

19.2 Gender and Number. Whenever the context so requires, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.

19.3 Entire Agreement. This Agreement contains the complete and entire agreement between the parties respecting the transaction contemplated herein and supersedes all prior negotiations, agreements, representations and understandings, if any, between the parties respecting such matters.

19.4 Counterparts. This Agreement may be executed in any number of original counterparts, all of which evidence only one agreement and only one of which need be produced for any purpose.

19.5 Modifications. This Agreement may not be modified, discharged or changed in any respect whatsoever, except by a further agreement in writing duly executed by Buyer and Seller. However, any consent, waiver, approval or authorization shall be effective if signed by the party granting or making such consent, waiver, approval or authorization.

19.6 Exhibits. All exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement for all purposes as if set forth at length herein.

19.7 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina. Seller and Buyer hereby irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated in courts having sites within the State of North Carolina. Seller and Buyer hereby consent and submit to the jurisdiction of any state court located within the County of Mecklenburg or federal court located within the State of North Carolina. Each party hereby irrevocably waives any right it may have to transfer or change the venue of any litigation brought against it by the other party in any court described in this Section.

19.8 No Recordation. This Agreement shall not be recorded (nor shall any memorandum or other evidence thereof). Violation of this provision by Buyer shall automatically terminate this Agreement and entitle Seller to receive the Deposit without further action, consent or release from Buyer first being required, and to such other remedies available at law or in equity.

19.9 Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope, meaning or intent of this Agreement.

19.10 Severability. The invalidation or unenforceability in any particular circumstance of any of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

19.11 No Joint Venture. This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency, or employer-employee relationship between Buyer and Seller.

19.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any term hereof.

19.13 Survival. The provisions of this Section 19 shall expressly survive the Closing. Except as otherwise expressly set forth in this Agreement, the covenants, warranties, representations and indemnities of Seller and Buyer contained in this Agreement shall not survive the Closing.

19.14 Public Disclosure. Except to the extent required by applicable statute, law rule, regulation, regulatory practice, subpoena or Authorities, neither Seller nor Buyer shall make any public disclosure of the transaction contemplated by this Agreement, or any terms of this Agreement, except as reasonably necessary to carry out the objectives of this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that the parties may disclose this Agreement and the terms thereof to each of its respective accountants, attorneys, lender, professional advisors, investors and potential investors.

19.15 Tax Deferred Exchange. Each party agrees to cooperate with the other if the requesting party (or parties) desires to effect a tax-deferred exchange in connection with this transaction. Such cooperation shall be at no additional cost to the cooperating party, and neither party shall be required to take an assignment of the purchase agreement for the replacement property or to accept title to any other property, except for Buyer’s acquisition of title to the Property. In the event of any assignment of this Agreement by Seller to a qualified intermediary, Seller shall remain responsible for its obligations under this Agreement other than the direct conveyance of the Property to Buyer. The consummation of a taxed-deferred exchange shall not be a condition to either party’s obligations hereunder.

19.16 Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND OF ALL OF THE OBLIGATIONS OF BUYER AND SELLER HEREUNDER.

19.17 Execution. The submission of this Agreement for examination does not constitute an offer by or to either party. This Agreement shall be effective and binding only after due execution and delivery by the parties hereto. For purposes of this Agreement, the term “Effective Date” shall mean the date set forth in the first paragraph of this Agreement. Signatures to this Agreement transmitted by e-mail or PDF shall be valid and effective to bind the party so signing. A copy of the electronic mail or PDF shall also be sent to the intended addressee by one of the means described in Section 16 above, in any case with all charges prepaid, addressed to the appropriate party at its address provided herein.

19.18 Business Days. If the final date of any period set forth herein (including, the Closing Date) falls on a day which is not a Business Day the final date of such period shall be extended to the next Business Day.

19.19 Vision Equities. Seller and Buyer each acknowledge and agree that (a) Vision Equities LLC, a New Jersey limited liability company, (“Vision Equities”), is the Manager of each Seller and an affiliate of an indirect owner of each Seller, and (b) Buyer may enter into discussions with Vision Equities regarding asset management services to Buyer following Closing and retain Vision Equities for such services. It is not a condition precedent to the obligations of either Buyer or Seller that any such agreement or contract be agreed upon or entered into. Buyer further acknowledges and agrees that any information obtained through or as a result of such discussions or arrangement with Vision Equities are not representations or warranties by or on behalf of Seller, and Seller has no responsibility for such information or for the performance of Vision Equities. Seller will have no liability or responsibility with respect to any agreement by and between Buyer and Vision Equities. This Section 19.19 does not limit the provisions of Section 6.4 hereof or any other limitations of Seller liability under this Agreement.

19.20 Rights of First Refusal. If any of the Leases contain tenant rights of first refusal or rights of first offer (either such right, a “ROFR”), Seller agrees that, if any tenant gives notice of its intent to exercise its ROFR under its Lease or does actually exercise such ROFR, and Seller does not cause such tenant to waive it ROFR, this Agreement shall terminate, provided that Buyer shall receive a full return of the Deposit and Seller shall promptly reimburse to Buyer all reasonable out-of-pocket and third party property diligence expenses actually incurred by Buyer, including, without limitation, reasonable attorneys’ fees and costs actually incurred. The Seller’s obligation under this Section 19.20 shall survive the termination of this Agreement.

19.21 Financial Information. Seller understands that Buyer is subject to the reporting requirements of the Securities Exchange Act of 1933, as amended, the Securities Act of 1933, as amended, and Rule 3-14 of Regulation S-X. In order to enable Buyer to comply with such reporting requirements, Seller agrees to provide Buyer and its representatives, upon Buyer’s request, access to the books and records of the Property maintained by Seller regarding the period for which Buyer is required to have the Property audited under the rules or regulations of the Securities and Exchange Commission or any other governing body. Seller shall not be obliged by this Section 19.21 to incur any liability or expenses. However, Seller will cooperate in providing data and by being available to answer questions with respect to its records as they arise. This Section 19.21 shall survive the Closing.

20. Post-Closing Obligations.

20.1 Leasing Costs. Seller shall be responsible for the cost of all leasing commissions, tenant improvement allowances, and other allowances and costs required to be paid by the landlord (collectively, “Leasing Costs”) under the terms of (i) the Existing Leases

(relative only to the current and prior terms of such Existing Leases), (ii) the renewal, extension, expansion of, or the exercise of any other option under Existing Leases that has been exercised by a tenant prior to the Effective Date, and (iii) amendments of Existing Leases, which amendments are entered into prior to the Effective Date. In addition, Seller shall be responsible for any Leasing Costs resulting from any amendment to the Compass Lease of One Coliseum Centre entered into by Seller in connection with the elimination of the tenant’s contraction option contained therein. Seller shall, at its option, pay, or cause to be paid, prior to Closing, or to the extent unpaid credit Buyer at Closing (to the extent unpaid), all Leasing Costs for which Seller is responsible pursuant to the foregoing provisions. With respect to all existing allowances payable to Compass (as defined below) under the Compass Leases, (other than the matters addressed in Section 20.2, and Section 20.3), Seller shall accomplish the credit to Buyer by assigning its interest in that certain Compass TI Escrow Agreement between Seller, Coliseum Transfer and Escrow Agent dated April 16, 2012 (the “Compass TI Escrow Agreement”) pursuant to Section 20.5. Except as set forth in Section 8.1.3 and Section 20.3, Buyer shall be responsible for all other Leasing Costs. In addition, notwithstanding anything to the contrary provided in this Section 20.1, Buyer shall be responsible for all Additional Allowances (as defined in Section 9.2 of the Compass Leases) under the Compass Leases. The provisions of this Section 20.1 shall survive the Closing.

20.2 Parking Deck. Seller and Buyer acknowledge that, prior to the Effective Date, Coliseum Transfer Inc. (“Coliseum Transfer”), the predecessor to Coliseum Building, entered into (i) that certain Lease Agreement with Compass Group USA, Inc. (“Compass”) dated July 1, 2011 (relative to Compass’ premises in One Coliseum Centre) and (ii) that certain Lease Agreement with Compass dated July 1, 2011 (relative to Compass’ premises in Two Coliseum Centre) (collectively, and as amended, the “Compass Leases”). Seller and Buyer further acknowledge that (i) the Compass Leases require Coliseum Transfer to construct a parking deck that will provide parking for tenants and occupants of One Coliseum Centre and Two Coliseum Centre, all as more particularly described in the Compass Leases (the “Parking Deck”), (ii) the construction of the Parking Deck may not be fully completed as of the Effective Date, and (iii) Coliseum Transfer is responsible for completing the Parking Deck pursuant to an agreement between Seller and Coliseum Transfer. Pursuant to the terms of that certain Additional Escrow Agreement dated April 16, 2012 between Coliseum Transfer, Seller, and Escrow Agent (the “Additional Escrow Agreement”), Coliseum Transfer is to deliver to Seller certain documents (defined therein as the “Final Documents”) with respect to the Parking Deck upon completion thereof (herein referred to as the “Parking Deck Completion Materials”). Upon its receipt of the Parking Deck Completion Materials from Coliseum Transfer, Seller shall provide copies of the same to Buyer. Following such completion of the Parking Deck, (as evidenced by the Parking Deck Completion Materials), the parties shall proceed to Closing pursuant to Section 9.1, (subject to the other terms and conditions of this Agreement).

20.3 Intentionally omitted.

20.4 Limitation. Effective as of Closing, Seller shall transfer to Buyer, to the extent assignable, and without any representation or warranty, all its interest in any warranties related to the Parking Deck and the refurbishment and/or expansion of the Fitness Centers in the One Coliseum Centre and Two Coliseum Centre buildings (such Fitness Center work, the “Fitness Center Work.”) Notwithstanding the foregoing, except in connection with any Excepted

Claims, (as defined in Section 6.5), Seller shall have no other obligations regard to the Parking Deck or Fitness Center Work. Without limiting the foregoing or anything else contained in this Agreement, Buyer hereby releases Seller and the other Released Parties from (a) any and all matters related to the Parking Deck, the physical condition of the Parking Deck and any defects in the Parking Deck, and (b) any and all matters related to the Fitness Center Work, and the physical condition of the Fitness Center Work and any defects in the Fitness Center Work. Seller shall have no liability to Buyer for reason of the Parking Deck or the Fitness Center Work not being completed, and Seller shall not be obligated to contribute or pay any funds for the completion of such work. The provisions of this Section 20.4 shall survive the Closing.

20.5 Escrow Agreements. At Closing, Seller shall assign to Buyer and Buyer shall assume all of Seller’s rights and obligations under the Compass TI Escrow Agreement and the Additional Escrow Agreement pursuant to an assignment agreement in the form set forth on Exhibit L attached hereto (the “Escrow Assignment Agreement”). Portions of the funds escrowed under such escrow agreements may have been released and applied prior to the Effective Date, and some or all of the funds escrowed pursuant to such agreements may be released and applied prior to Closing; if all of the escrowed funds under one or more of the escrowed agreements have been released prior to Closing and all additional obligations of Coliseum Transfer under such agreements have been fully performed prior to Closing, then the Escrow Assignment Agreement shall be modified to exclude such escrow agreement. During the term of this Agreement Seller shall not enter into any modification or amendment of any of such agreements, waive or release any of its rights under any of such agreements, or terminate any of such agreements without the prior written consent of Buyer, unless Seller is obligated to do so pursuant to the terms of any such agreement. Seller hereby represents and warrants to Buyer that (i) Seller has provided true, correct and complete copies of the Compass TI Escrow Agreement and the Additional Escrow Agreement, (ii) Seller is not aware of any dispute between Seller and Coliseum Transfer under any of such agreements, or of any failure of Coliseum Transfer to perform its obligations thereunder, and (iii) Seller has not waived any of its rights under any of such agreements as of the Effective Date. Seller shall, from and after the Effective Date to the date of Closing, comply with every covenant and agreement of Seller under such agreements in all material respects. Seller shall provide Buyer with a copy of any written notice received by Seller from Coliseum Transfer or its agents under such agreements.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the date first above written.

SELLER:

CV COLISEUM BUILDING, LLC a Delaware limited liability company

By:	VISION EQUITIES, LLC, a New Jersey limited liability company, its Manager

	By:	/s/ Fred Arena
Fred Arena
Authorized Signatory and Manager

CV COLISEUM LEASE 1, LLC a Delaware limited liability company

By:	VISION EQUITIES, LLC, a New Jersey limited liability company, its Manager

	By:	/s/ Fred Arena
Fred Arena
Authorized Signatory and Manager

CV COLISEUM LEASE 2, LLC a Delaware limited liability company

By:	VISION EQUITIES, LLC, a New Jersey limited liability company, its Manager

	By:	/s/ Fred Arena
Fred Arena
Authorized Signatory and Manager

BUYER:

SERIES C, LLC, an Arizona limited liability company

By: /s/Todd Weiss

Name: Todd Weiss

Title: Authorized Officer